Exhibit 4.1




THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
(B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SUCH ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

                            SENIOR SECURED DEBENTURE


Issuance Date:  December 20, 2007                    Principal:  U.S. $5,000,000

     FOR VALUE RECEIVED, each of Global Aircraft Solutions Inc., a Nevada corporation ("Parent"), and Hamilton Aerospace Technologies, Inc., a Delaware corporation ("Hamilton"), World Jet Corporation, a Nevada corporation ("World Jet"), and Hamilton Aerospace Mexico S.A. de C.V. a Mexican corporation ("Hamilton Mexico") as subsidiaries of the Parent (each, including the Parent, an "Issuer" and together, including the Parent, the "Issuers"), and each Person (as defined below) other than the Issuers which are parties hereto or which becomes a party hereto pursuant to the joinder provisions of Section 24 hereof (hereinafter each of the Issuers and such other Persons are collectively referred to as the "Companies" or individually referred to as a "Company") hereby, jointly and severely promises to pay to the order of Sandhurst Asset Management, LLC or its registered assigns ("Holder") the amount set out above as the Principal (the "Principal") when due, or upon the Maturity Date (as defined below), acceleration, redemption, or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at a rate equal to 15.00% per annum (the "Interest Rate"), from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, redemption, or otherwise (in each case in accordance with the terms hereof). This Senior Secured Debenture (including all Senior Secured Debentures issued in exchange, transfer, or replacement hereof, this "Debenture") is one of an issue of Senior Secured Debentures issued pursuant to the Securities Purchase Agreement (as defined below) on the Closing Date (as defined below) (collectively, the "Debentures" together with the Junior Secured Debenture in the principal amount of $2,000,000 and issued on the date hereof, the "Other Debentures"). Certain capitalized terms used herein are defined in
Section 21 or in the Securities Purchase Agreement, as applicable.

     (1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Companies shall pay to the Holder an amount equal to the Principal, as well as all accrued but unpaid Interest. The "Maturity Date" shall be December 19, 2007, as may be extended at the option of the Holder (i) in the event that, and for so long as, no Event of

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Default (as defined in Section 3(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 4(b)) is delivered prior to the Maturity Date.

     (2) INTEREST; INTEREST RATE. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "Interest Date"). Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, in cash ("Cash Interest"). Prior to the payment of Interest on an Interest Date, Interest on this Debenture shall accrue at the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty-five percent (25.00%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

     (3) RIGHTS UPON EVENT OF DEFAULT.

          (a) Event of Default. Each of the following events shall constitute an "Event of Default":

               (i) the Companies' failure to pay to the Holder any amount of Principal, Interest, Late Charges (as defined below) or other amounts when and as due under this Debenture (including, without limitation, the Companies' failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement), if such failure continues for a period of at least five (5) Business Days;

               (ii) any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of the Companies in excess of $50,000; provided, that in the event that any such acceleration of indebtedness is rescinded by the holders thereof prior to acceleration of this Debenture or the Other Debentures, no Event of Default shall exist as a result of such rescinded acceleration;

               (iii) any of the Companies, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign, or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as they become due;

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               (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and that
(A) is for relief against any of the Companies in an involuntary case, (B) appoints a Custodian of any of the Companies, or (C) orders the liquidation of any of the Companies;

               (v) a final non-appealable judgment or judgments for the payment of money are rendered against any of the Companies and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included at the set forth above so long as the applicable Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and such Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

               (vi) any of the Companies breaches any representation, warranty, covenant, or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least five (5) consecutive Business Days, other than a breach of Sections 8(a) through 8(d), 8(f), 8(p) through 8(r) of this Debenture, for which there shall be no cure period;

               (vii) any Company consummates a Fundamental Transaction contrary to the provisions of Section 5 of this Debenture;

               (viii) any Event of Default (as defined in the Other Debentures) occurs and is continuing with respect to any of the Other Debentures;

               (ix) the repudiation by any of the Companies of any of its obligations under the Security Documents or the unenforceability of the Security Documents against any of the Companies for any reason;

               (x) any Event of Loss;

               (xi) the failure of the Parent's Common Stock to be traded or quoted on the Principal Market or on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or the American Stock Exchange;

               (xii) the material breach by any of the Companies of an agreement to which it is a party; or

               (xiii) the occurrence of any Material Adverse Effect.

          (b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Debenture or any Other Debenture, the Companies shall deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the

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Holder's receipt of an Event of Default Notice and the Holder becoming aware of a Event of Default, the Holder may require the Companies to redeem all or any portion of this Debenture (as "Event of Default Redemption") by delivering written notice thereof (the "Event of Default Redemption Notice") to the Companies, which Event of Default Redemption Notice shall indicate the portion of this Debenture the Holder is electing to redeem; provided, that upon the occurrence of any default described in Section 3(a)(iii) and 3(a)(iv), this Debenture shall automatically, and without any action on behalf of the Holder, be redeemed by the Companies. Each portion of this Debenture subject to redemption by the Companies pursuant to this Section 3(b) shall be redeemed by the Companies at a price equal to the Redemption Premium and accrued and unpaid Interest and accrued and unpaid Late Charges and Interest with respect to such portion of this Debenture subject to redemption (the "Event of Default Redemption Price"). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7.

     (4) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

          (a) Assumption. None of the Companies shall enter into or be party to a Fundamental Transaction unless (i) the Fundamental Transaction would result in a Change of Control and the Companies comply with the provisions of Section 4(b), or (ii) if the Fundamental Transaction does not result in a Change of Control, the Successor Entity assumes in writing all of the obligations of the applicable Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and reasonably approved by the Required Holders in their sole reasonable discretion prior to such Fundamental Transaction, including agreements to deliver to each holder of Debentures in exchange for such Debentures a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debentures held by such holder and having similar ranking to the Debentures, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture referring to the "Companies" shall refer instead to the Successor Entity), and may exercise every right and power of the Companies and shall assume all of the obligations of the Companies under this Debenture with the same effect as if such Successor Entity had been named as the Companies herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Debenture.

          (b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control with respect to any of the Companies, but not prior to the public announcement of such Change of Control, the Companies shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the

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consummation of such Change of Control), the Holder may require the Companies to redeem all or any portion of this Debenture by delivering written notice thereof ("Change of Control Redemption Notice") to the Companies, which Change of
Control Redemption Notice shall indicate the portion of this Debenture the Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 4 shall be redeemed by the Companies at a price equal to 115% of the sum of the amount being redeemed together with accrued and unpaid Interest with respect to such amount and accrued and unpaid Late Charges with respect to such amount and Interest (the "Change of Control Redemption Price"). Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 7 and shall have priority to payments to stockholders in connection with a Change of Control.

     (5) COMPANY REDEMPTIONS.

          (a) Permitted Redemption. The Companies may elect to pay to the Holder of this Debenture the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date (as defined below), subject to and in accordance with the terms of this Section 5(a), by redeeming the Principal, in whole or in part (but in minimum increments of Five Hundred Thousand Dollars ($500,000)), in accordance with this Section 5(a), (a "Permitted Redemption"); provided that all of the outstanding Principal must be redeemed by the Companies, subject to the provisions of this Section 5. On or prior to the date which is the sixth (6th) Business Day prior to the Permitted Redemption Date (each, a "Permitted Redemption Notice Due Date"), the Companies shall deliver written notice (each, a "Permitted Redemption Notice"), to the Holder stating the amount which the Companies elect to redeem pursuant to a Permitted Redemption (the "Permitted Redemption Amount"), which Permitted Redemption Amount shall be equal to (i) 115% of the outstanding Principal, or (ii) if such Permitted Redemption occurs after three (3) months following the Closing Date and no Company has knowledge that a Fundamental Change exists or will exist on the date of the Permitted Redemption (the "Permitted Redemption Date") 100% of the outstanding Principal, and in either case, together with accrued and unpaid Interest with respect to such Permitted Redemption Amount and accrued and unpaid Late Charges with respect to such Permitted Redemption Amount and Interest. Each Permitted Redemption Notice shall be irrevocable. The Companies shall redeem the applicable Permitted Redemption Amount of this Debenture pursuant to this
Section 5(a) together with the corresponding Permitted Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. If the Companies elect to redeem pursuant to a Permitted Redemption, then the Permitted Redemption Amount which is to be paid to the Holder on the applicable Permitted Redemption Date shall be redeemed by the Companies on such Permitted Redemption Date, and the Companies shall pay to the Holder on such Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.

          (b) Mandatory Redemption. All proceeds of a Permitted Aircraft Sale or BCI Receivables Collection shall be deposited immediately into the Controlled Account and shall be used to redeem Principal as set forth in accordance with this Section 5(b). Upon the occurrence of the events set forth in subparagraphs
(i), (ii), and (iii) below, the Companies shall pay to the Holder of this Debenture on the date of the Mandatory Redemption, or if such date is prior to the ninetieth (90th) day following the Issuance Date, then on the ninety-first
(91st) day following the Issuance Date ("Mandatory Redemption Date"), the amount of the Mandatory Redemption (as defined below) ("Mandatory Redemption Amount")

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by redeeming Principal and outstanding Interest in accordance with this Section
5(b) ("Mandatory Redemption"). On or prior to the Business Day after each deposit of funds into the Controlled Account in respect of the events set forth in subparagraphs (i), (ii), and (iii) below (in each case, a "Mandatory Redemption Notice Due Date"), the Companies shall deliver written notice (each a "Mandatory Redemption Notice") to the Holder stating (i) the Mandatory Redemption Date, which shall be (x) if occurring prior to the ninetieth (90th) day following the Issuance Date, on the ninety-first (91st) day following the Issuance Date, or (y) if occurring after the ninetieth (90th) day following the Issuance Date, on or before the third (3rd) Business Day following the date of the Mandatory Redemption Notice, (ii) the amount which the Companies shall redeem pursuant to a Mandatory Redemption, (iii) the Mandatory Redemption Amount which is to be paid to the Holder on the applicable Mandatory Redemption Date shall be redeemed by the Companies on such Mandatory Redemption Date, and the Companies shall pay to the Holder on such Mandatory Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Mandatory Redemption Amount, (iv) any Mandatory Redemption Amount will be paid only from the Controlled Account, and (v) any remaining proceeds in the Controlled Account after making any applicable Mandatory Redemption shall be transferred to an account of the Companies for working capital purposes.

               (i) Permitted Aircraft Sale or Permitted Aircraft Deposit Redemption. Upon the occurrence of a Permitted Aircraft Sale or any Permitted Aircraft Deposit, the Companies shall become obligated to effectuate a Mandatory Redemption in accordance with the procedures set forth in Section 5(b) above. On the Mandatory Redemption Notice Due Date, the Companies shall deliver a Mandatory Redemption Notice to the Holder setting forth the Mandatory Redemption Date and the Mandatory Redemption Amount, which Mandatory Redemption Amount in respect of a Permitted Aircraft Sale or Permitted Aircraft Deposit, as applicable, shall be equal to 60% of the proceeds deposited into the Controlled Account from any such Permitted Aircraft Sale or Permitted Aircraft Deposit, as applicable. The Companies shall redeem the Mandatory Redemption Amount of this Debenture pursuant to this Section 5(b)(i) together with the corresponding Mandatory Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. The remaining 40% of the proceeds from any such Permitted Aircraft Sale or Permitted Aircraft Deposit, as applicable, shall be transferred to an account of the Companies for working capital purposes within three (3) Business Days of the receipt of the funds into the Controlled Account.

               (ii) BCI Receivables Collection Redemption. Upon receipt of each succeeding BCI Receivables Collections, the Companies shall become obligated to effectuate a Mandatory Redemption. On the Mandatory Redemption Notice Due Date, the Companies shall deliver a Mandatory Redemption Notice to the Holder setting forth the Mandatory Redemption Date and the Mandatory Redemption Amount, which Mandatory Redemption Amount in respect of the BCI Receivables shall be equal to 60% of the proceeds deposited into the Controlled Account from the aggregate deposit of each succeeding BCI Receivables Threshold. The Companies shall redeem the Mandatory Redemption Amount of this Debenture pursuant to this Section 5(b)(ii) together with the corresponding Mandatory Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. The remaining 40% of the proceeds from any such BCI Receivables Collections shall be transferred to an account of the Companies for working capital purposes within three (3) Business Days of the receipt of the funds into the Controlled Account.

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               (iii) Borrowing Base Redemption. If at any time that the
Borrowing Base is tested pursuant to Section 8(o), the Borrowing Base, expressed as a percentage is less than 100%, the Companies shall deliver a Mandatory Redemption Notice to the Holder setting forth the Mandatory Redemption Date and the Mandatory Redemption Amount, which Mandatory Redemption Amount shall be equal to the amount which would result in the Borrowing Base, expressed as a percentage, to equal 100%. The Companies shall redeem the Mandatory Redemption Amount of this Debenture pursuant to this Section 5(b)(iii) together with the corresponding Mandatory Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures.

          (c) All Permitted Redemptions and Mandatory Redemptions pursuant to this Section 5, shall be made on a pro-rata basis together with all Permitted Redemptions and Mandatory Redemptions under the Other Debentures.

     (6) NON-CIRCUMVENTION. Each Company hereby covenants and agrees that no Company will, by amendment of its Certificate of Incorporation, Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

     (7) HOLDER REDEMPTIONS.

          (a) Mechanics. Upon an Event of Default Redemption, the Companies shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Companies' receipt of the Holder's Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Companies shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Companies' receipt of such notice otherwise. In the event of a redemption of less than all of the Principal of this Debenture, the Companies shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 11(d)) representing the outstanding Principal which has not been redeemed.

          (b) Redemption by Holders. Any Event of Default Redemption Notice or Change of Control Redemption Notice for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b) or Section 4(b), is to be delivered to the Companies by the Required Holders. If the Companies receive any Event of Default Redemption Notice or Change of Control Redemption Notice and the Companies are unable to redeem all Principal, Interest, and other amounts designated in such Redemption Notice, then the Companies shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Event of Default Redemption Notice or Change of Control Redemption Notice received by the Companies from the Required Holders.

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     (8) COVENANTS.

          (a) Rank. All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) shall be senior in right of payment to all other current and future Indebtedness of the Companies.

          (b) Incurrence of Indebtedness. So long as this Debenture is outstanding, no Company shall, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness, other than (i) the Indebtedness evidence by this Debenture and the Other Debentures and (ii) Permitted Indebtedness.

          (c) Existence of Liens. So long as this Debenture is outstanding, no Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest, or International Interest, or other encumbrance upon or in any Property or assets (including accounts, contract rights and aircraft) owned by any Company, or any of their Subsidiaries (collectively, "Liens") other than Permitted Liens.

          (d) Creation, Perfection, and Priority of Liens. Each Company represents and warrants that the Security Documents are effective to create in favor of Holder, for the benefit of Holder, a legal, valid, binding, and enforceable security interest and Lien, and a first priority security interest and Lien (to the extent that this Debenture obligates each Company to provide such a perfected first priority security interest and Lien, and except to the extent Permitted Liens have priority), in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law, and the State of Registration, including without limitation, the Aviation Authority, and the Cape Town Treaty.

          (e) Aircraft Reports. The Companies shall furnish to Holder all reports, financial information, and information relating to the maintenance or use of the Applicable Aircraft.

          (f) Restricted Payments. No Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly,

               (i) declare or pay any dividend or make any other payment or distribution on account of any Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Company) or to the direct or indirect holders of any Company's Equity Interests in their capacity as such;

               (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Company) any Equity Interests of any Company or any direct or indirect parent of any Company in excess of $50,000 per calendar year; or

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               (iii) make any payment on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Company, except for (i) payments of principal, interest, and other amounts under this Debenture and the Other Debentures, and
(ii) payments in respect of other Permitted Indebtedness (i.e. other than indebtedness under this Debenture and the other Debentures), provided that such payments on such other Permitted Indebtedness shall not be in excess of $50,000 per month.

          (g) Insurance. The Companies shall furnish Holder with proof reasonably satisfactory to Holder that all insurance, including hull and liability insurance for the Applicable Aircraft, required under the Security Documents is in full force and effect at each renewal of any such contract or policy of insurance or upon Holder's request.

          (h) Event of Loss; Claims. The Companies shall inform Holder with reasonable promptness upon the occurrence of (a) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss, or (b) any claim with respect to any liability filed against the Companies in respect of the Applicable Aircraft.

          (i) Asset Sales. No Company shall, and no Company shall permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale.

          (j) Use of Proceeds. The Companies shall use the proceeds of sale of the Debentures for: (i) the repayment of its existing Indebtedness (ii) working capital, and (iii) payment of all fees and expenses required under the Fee Letter as set forth on Schedule 4(d) to the Securities Purchase Agreement; provided that proceeds from working capital shall not be used for payment of any Company's litigation costs or expenses, including costs and expenses related to settlements or any arbitration proceedings.

          (k) Inspection. Upon reasonable notice, at such reasonable times and as may be reasonably desired, allow the Holder or its respective representatives access to and right of inspection of books and records for the purpose of expense audit.

          (l) Contracting State. Each Company, other than Hamilton Mexico, is situated in a "Contracting State" (as defined in the Convention).

          (m) Citizenship. Each Company, other than Hamilton Mexico, is a "Citizen of the United States" as defined in 49 USC 401029(a)(15).

          (n) Operating Cash Flow Report. Within ten (10) days of the end of every calendar month, the Companies shall furnish or provide to the Holder a monthly Operating Cash Flow report for the preceding calendar month, prepared in reasonable detail in accordance with GAAP. The Companies' Operating Cash Flow on a consolidated basis as reflected on the Operating Cash Flow Report shall not be less than zero for any two (2) consecutive reported months.

          (o) Borrowing Base Certificate. Beginning with the calendar month ending January 31, 2008, within fifteen (15) days of the end of every calendar month, the Companies shall provide the Holder with a Borrowing Base Certificate setting forth the Borrowing Base as at the end of such calendar month.

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          (p) Audit Rights. The Companies shall permit the Holders and their representatives and agents to inspect the properties of the Companies, examine the books of account of the Companies (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Companies, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) and all at such reasonable times and intervals at the Companies' expense (i) so long as such inspections do not exceed four (4) inspections in any twelve (12) months period, or (ii) upon the occurrence and during the continuance of an Event of Default; otherwise such inspections shall be made at the Holders' own cost and expense

          (q) Capital Expenditures. The Companies shall not, and shall not permit any of their Subsidiaries to, make any Capital Expenditures without Holder's prior written consent, which consent shall not be unreasonably withheld or delayed.

          (r) Ordinary Course of Business Costs. No Company shall incur any costs or payments in the ordinary course of business that shall exceed $250,000 for any single item or $500,000 in the aggregate for any trailing three (3) months period.

          (s) Litigation and Judgments. The Companies shall give Holder in writing within ten (10) days of becoming aware of any litigation or any pending litigation and proceedings affecting any of the Companies or their Subsidiaries or to which the Companies or any of their Subsidiaries are or become a party involving a claim against any Company stating the nature and status of such litigation or proceedings. The Companies shall give notice to the Holder, in writing, in form and substance reasonably satisfactory to the Holder, within ten
(10) days of any judgment not covered by insurance, final or otherwise, against the Companies or their Subsidiaries.

          (t) Additional Collateral. With respect to any Property acquired after the Issuance Date by any Company as to which the Holder does not have a perfected Lien, such Company shall promptly (i) execute and deliver to the Holder or its agent such amendments to the Security Agreement or such other documents as such Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder, for the benefit of the Secured Parties (as defined in the Security Agreement), a perfected first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC financing statements or any registrations with the FAA or the International Registry, in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by such Holder.

     (9) VOTE TO ISSUE, OR CHANGE THE TERMS OF, DEBENTURES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Debenture or the Other Debentures.

     (10) TRANSFER. Upon two (2) Business Days prior notice to the Company, this Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Companies, subject only to the provisions of Sections 2(f) and 2(g) of the Securities Purchase Agreement.

     (11) REISSUANCE OF THIS DEBENTURE.

          (a) Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Companies, whereupon the Companies will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 11(d)) to the Holder representing the outstanding Principal not being transferred.

          (b) Lost, Stolen or Mutilated Debenture. Upon receipt by the Companies of evidence reasonably satisfactory to the Companies of the loss, theft, destruction or mutilation of this Debenture, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Companies shall execute and deliver to the Holder a new Debenture (in accordance with Section 11(d)) representing the outstanding Principal.

          (c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Companies, for a new Debenture or Debentures (in accordance with Section 11(d) and in principal amounts of at least $250,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

          (d) Issuance of New Debentures. Whenever the Companies are required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.

     (12) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Companies to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Companies (or the performance thereof). The Companies acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Companies therefore agree that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (13) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of any of the Companies or other proceedings affecting creditors' rights and involving a claim under this Debenture, then the Companies shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements (and including and such fees and disbursements related to seeking relief from any stay, automatic or otherwise in effect under any Bankruptcy Law).

     (14) CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Companies and Holder and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

     (15) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     (16) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Event of Default Redemption Price, the Change of Control Redemption Price, the Permitted Redemption Amount, the Mandatory Redemption Amount, or any other similar or related amount, the Companies shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice or dispute in respect of the Event of Default Redemption Notice, Change of Control Redemption Notice, the Permitted Redemption Notice, Mandatory Redemption Notice, or any other similar or related notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Companies are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Companies shall, within three (3) Business Days submit via facsimile the disputed arithmetic calculations to the Companies' independent, outside accountant. The Companies, at the Companies' expense, shall cause the accountant to perform the determinations or calculations and notify the Companies and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

     (17) NOTICES; PAYMENTS.

          (a) Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Companies shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor.

          (b) Payments. Whenever any payment of cash is to be made by any of the Companies to any Person pursuant to this Debenture, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of the Companies and sent via overnight courier service to such Person at such address as previously provided to the Companies in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Companies with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Companies in an amount equal to interest on such amount at the rate of twenty-five percent (25.00%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

     (18) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full in cash, this Debenture shall automatically be deemed canceled, shall be surrendered to the Companies for cancellation and shall not be reissued and the Holder shall promptly file all documents necessary with the appropriate agencies to effect the termination of such Debentures and any and all security interest, Liens and UCC filings associated therewith.

     (19) WAIVER OF NOTICE. To the extent permitted by law, the Companies hereby waive demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Purchase Agreement.

     (20) GOVERNING LAW/SUBMISSION TO JURISDICTION. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereto (a) agree that any legal action or proceeding with respect to this Debenture or any other agreement, document, or other instrument executed in connection herewith or therewith, shall be brought in any state or federal court located within the City of New York in the State of New York, (b) irrevocably waive any objections which either may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Debenture, or any other agreement, document, or other instrument executed in connection herewith or therewith, brought in the aforementioned courts, and (c) further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

     (21) Waiver of Jury Trial. THE HOLDER AND THE COMPANIES IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS SECURITY AGREEMENT, THE NOTE, OR ANY TRANSACTION DOCUMENT.

     (22) CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

          (a) "Aircraft Security Agreements" shall mean each of the following Agreements dated as of Closing Date by and among the Companies and the initial Holders of the Debentures: Aircraft Security Agreement (23074); Aircraft Security Agreement (23077); Aircraft Security Agreement (23078); Aircraft Security Agreement (23080); Aircraft Security Agreement (23084); and Aircraft Security Agreement (49364).

          (b) "Applicable Aircraft" shall mean the "Aircraft" set forth in each of the Aircraft Security Agreements.

          (c) "Applicable Airframe" shall mean the "Airframe" set forth in each of the Aircraft Security Agreements.

          (d) "Applicable Engine" shall mean the "Engine" set forth in each of the Aircraft Security Agreements.

          (e) "Aviation Authority" shall mean, where the State of Registration is the United States, the FAA, and in any other case, subject to the provisions of this Debenture, the aviation authority of the State of Registration or any other agency or office in the State of Registration which shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of aircraft or other matters relating to civil aviation and/or the Aircraft in the State of Registration.

          (f) "Avolar Receivables" means the accounts receivable due and owing to the Companies from Avolar Aerolineas, S.A. de C.V.

          (g) "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any Applicable Aircraft, assets or rights other than in the ordinary course of business, and (ii) the sale of Equity Interests in any of the Companies or any of the Company's Subsidiaries.

          (h) "Bad Debt" means bad debt as determined in accordance with GAAP.

          (i) "BCI Receivables" means the accounts receivable due and owning to the Companies from BCI Aircraft Leasing, Inc.

          (j) "BCI Receivables Collection" means the collection or receipt of any BCI Receivables.

          (k) "Borrowing Base" means at the relevant time of reference thereto, an amount determined by the Holder, by reference to the most recent Borrowing Base Certificate, equal to the quotient of (i) the sum of (A) the Companies' Eligible Accounts Receivable, (B) 67% of the OLV of that certain Company owned B737-232A aircraft having serial number 23074 which OLV includes those certain Company owned engines having serial numbers 709149 and 709154, (C) 67% of the OLV of that certain Company owned B737-232A aircraft having serial number 23077 which OLV includes that certain Company owned engine having serial number 709155, (D) 67% of the OLV of those certain Company owned B737-232A aircraft having serial numbers 23078, 23080 and 23084, (E) 67% of the OLV of that certain Company owned MD-82 aircraft having serial number 49364, (F) 67% of the OLV of those certain Company owned engines having serial numbers, 709151, 709178, 709179, 709118, 709169 and 709130 (G) 67% of the OLV of that certain Company owned machinery and equipment, (H) 67% of the OLV of that certain Company owned Inventory, divided by (ii) the sum of (A) the outstanding Principal under this Debenture and the Other Debentures, and (B) outstanding and unpaid Interest, less (C) the balance held in the Controlled Account.

          (l) "Borrowing Base Certificate" means a Borrowing Base certificate signed by a responsible officer of the Companies in substantially the form attached hereto as Schedule A and reasonably satisfactory to the Holder.

          (m) "Cape Town Treaty" shall mean collectively the Convention and the Protocol, together with the Regulations for the International Registry and the International Registry Procedures, and all other rules, amendments, supplements, and revisions thereto.

          (n) "Capital Asset" shall mean, with respect to any Person, any tangible, fixed, or capital asset owned or leased (in the case of a Capital Lease Obligation) by such Person.

          (o) "Capital Expenditures" shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets computed in accordance with GAAP.

          (p) "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

          (q) "Capital Stock" means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

          (r) "Change of Control" means, with respect to any Company, any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of such Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of such Company.

          (s) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Companies initially issued this Debenture pursuant to the terms of the Securities Purchase Agreement.

          (t) "Collateral" shall mean the "Collateral" as defined in the Security Agreement and the "Collateral" as defined in the Aircraft Security Agreement.

          (u) "Contra Account" means contra account as determined in accordance with GAAP.

          (v) "Controlled Account" shall have the meaning set forth in the Security Documents.

          (w) "Convention" shall mean the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa on November 16, 2001, as ratified by the United States.

          (x) "Eligible Accounts Receivable" shall mean (i) 50% of the Avolar Receivables, (ii) 25% of the BCI Receivables, (iii) 80% of the GALP Receivables,
(iv) 50% of any other foreign accounts receivable, and (v) 80% of any other domestic accounts receivable, in each case, other than Ineligible Accounts Receivable.

          (y) "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          (z) "Event of Loss" shall have the meaning set forth in the Aircraft Security Agreements.

          (aa) "FAA" shall mean the Federal Aviation Administration and any successor thereto.

          (bb) "Fee Letter" shall have the meaning as set forth in the Securities Purchase Agreement.

          (cc) "Fundamental Transaction" means, with respect to any Company, that such Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not such Company is the surviving corporation) another Person, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock, (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

          (dd) "GAAP" means United States generally accepted accounting principles, consistently applied.

          (ee) "GALP Receivables" means the accounts receivable due and owing to the Companies from Global Aircraft Leasing Partners, LLC, a Delaware limited liability company.

          (ff) "Ineligible Accounts Receivable" shall mean any accounts receivable (i) that is unpaid ninety (90) calendar days after the invoice date;
(ii) that is Bad Debt, (iii) that is a Contra Account, (iv) that is due and owing from any affiliate of the Companies, (v) that is owed by an account debtor that has filed, or has had filed against it, any bankruptcy case, assignment for the benefit of creditors, receivership, or other insolvency proceeding or who has become insolvent (as defined in the United States Bankruptcy Code) or who is generally not paying its debts as they become due; (vi) Jet Global Receivables,
(vii) for which there has been any breach of any representation, warranty, or covenant in this Agreement; or (viii) for which the account debtor asserts any discount, allowance, return, dispute, counterclaim, offset, defense, right of recoupment, right of return, warranty claim, or short payment, to the extent of such assertion.

          (gg) "International Interest" shall have the meaning given to it in the Cape Town Treaty.

          (hh) "International Registry" shall have the meaning given to it in the Cape Town Treaty.

          (ii) "Jet Global Receivables" means the accounts receivable due and owing to the Companies from Jet Global, LLC.

          (jj) "Mortgage" means a mortgage in form and substance reasonably satisfactory to the Holder, as it may be amended, supplemented or otherwise modified from time to time.

          (kk) "OLV" shall mean the "Orderly Liquidation Value" (as adjusted from time to time) as set forth in the VRG Appraisal.

          (ll) "Operating Cash Flow" means with respect to any fiscal period, an amount equal to the result of (i) the net profits, plus depreciation, plus any change in accruals, plus any change in accounts payable, in each case during such period and calculated in accordance with GAAP, minus (ii) any change in accounts receivable, minus any change in inventory, in each case during such period and calculated in accordance with GAAP.

          (mm) "Operating Cash Flow Report" means an Operating Cash Flow report signed by a responsible officer of the Companies in form and substance reasonably satisfactory to the Holder.

          (nn) "Payment Quarter" means each of: the period beginning on and including the Issuance Date and ending on and including every successive three-month anniversary thereof until the Maturity Date.

          (oo) "Permitted Aircraft Sale" means the sale by any of the Companies of any of the Applicable Aircraft with the prior written consent of the Required Holders.

          (pp) "Permitted Aircraft Deposit" means the receipt by any of the Companies of a down payment toward the sale of any of the Applicable Aircraft with the prior written consent of the Required Holders.

          (qq) "Permitted Indebtedness" means (i) Indebtedness of the Companies outstanding as of the Closing Date as set forth on Schedule 3(s) to the Securities Purchase Agreement, and (ii) any additional Indebtedness incurred during the ordinary course of business in an amount not to exceed $250,000 for any single item or not to exceed $500,000 in the aggregate for any trailing three (3) months period.

          (rr) "Permitted Liens" shall mean (i) Liens securing the Companies' obligations under the Debentures, (ii) Liens securing Permitted Indebtedness,
(iii) Liens on assets to secure the purchase price of such assets to be acquired, which Liens cover only the assets acquired with such indebtedness,
(iv) statutory Liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens (a) arising in the ordinary course of business and (b) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings, (v) judgment Liens and other similar Liens arising in the ordinary course of business; provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings, and (c) the judgment would not otherwise constitute a Default, and (vi) Liens for taxes, assessments or governmental charges not yet due and payable or being contested in good faith; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore.

          (ss) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

          (tt) "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock.

          (uu) "Protocol" shall mean the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment signed in Cape Town, South Africa on November 16, 2001, as ratified by the United States.

          (vv) "Redemption Premium" means 115% of the Principal amount.

          (ww) "Registrable Securities" shall have the meaning set forth in the Registration Rights Agreement.

          (xx) "Registration Rights Agreement" means that certain registration rights agreement dated as of the Closing Date by and among the Companies and the initial holders of the Debenture.

          (yy) "Registration Statement" shall have the meaning set forth in the Registration Rights Agreement.

          (zz) "Required Holders" means the Holders of Debentures representing at least 70% of the aggregate principal amount of the Debentures then outstanding.

          (aaa) "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Closing Date by and among the Companies and the initial holders of the Debentures.

          (bbb) "Security Agreement" means that certain Pledge and Security Agreement dated as of Closing Date by and among the Companies and the initial holders of the Debentures.

          (ccc) "Security Documents" means the Security Agreement, the Mortgages, if any, each Aircraft Security Agreement, and all other instruments, documents and agreements delivered by the Companies or any of their Subsidiaries in order to grant to any holder of a Debenture or Other Debenture, a Lien on any real, personal or mixed Property of the Companies or one of their Subsidiaries as security for the obligations under the Debentures and Other Debentures.

          (ddd) "State of Registration" means the United States or such other jurisdiction agreed to in writing, from time to time, by Holder and the Companies in which the Applicable Aircraft is from time to time registered in accordance with the terms of this Debenture.

          (eee) "Successor Entity" means the Person, which may be any of the Companies, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made.

          (fff) "VRG Appraisal" means that certain preliminary appraisal summary dated December 14, 2007 by Value Resource Group, Inc. for the benefit of the Buyers.

     (23) DISCLOSURE. Upon receipt or delivery by the Companies of any notice in accordance with the terms of this Debenture, unless the Parent has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to itself, the other Companies or their Subsidiaries, the Parent shall within three (3) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Parent believes that a notice contains material, nonpublic information relating to itself, the other Companies or their Subsidiaries, the Parent shall so indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to Parent or its Subsidiaries.

     (24) JOINDER. The Companies shall notify the Holder within thirty (30) days after the formation or acquisition of any Subsidiaries. For any Subsidiaries of the Companies' formed or acquired after the Closing Date, the Companies shall at their own expense and, if not previously completed, within thirty (30) days after notice of such event is required to be provided, (A) cause each such Subsidiary to execute an instrument of joinder (a "Joinder Agreement") in form and substance reasonably acceptable to Holder obligating such Subsidiary to any or all of the Security Documents deemed necessary or appropriate by Holder and cause the applicable Company that owns the equity interests of such Subsidiary to pledge to the Holder 100% of the equity securities owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby. In the event a party becomes a Company (the "New Company") pursuant to the Joinder Agreement, upon such execution the New Company shall be bound by all the terms and conditions hereof to the same extent as though such New Company had originally executed this Debenture. The addition of the New Company shall not in any manner affect the obligations of the other Companies hereunder. Each Company hereto acknowledges that the schedules and exhibits hereto may be amended or modified in connection with the addition of any New Company to reflect information relating to such New Company.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, each of the Companies has caused this Debenture to be duly executed as of the Issuance Date set out above.

                                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                                         By:_____________________________
                                         Name:
                                         Title:



                                         HAMILTON AEROSPACE TECHNOLOGIES, INC.

                                         By:_____________________________
                                         Name:
                                         Title:



                                         WORLD JET CORPORATION

                                         By:_____________________________
                                         Name:
                                         Title:



                                         HAMILTON AEROSPACE MEXICO S.A. DE C.V.

                                         By:_____________________________
                                         Name:
                                         Title:

                                   Schedule A
                                   ----------

                           Borrowing Base Certificate